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                                                                    EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is made as of the 20th day of June 1997, by and between Aavid Thermal Technologies, Inc., a Delaware Corporation with its headquarters in Concord, New Hampshire (the "Company"), and Stephen Eldred of Essex, England (the "Executive").

                                   BACKGROUND

     The Company desires to engage Executive as the Chief Financial Officer ("CFO") of the Company to provide financial business and industry expertise in a variety of areas, and to lead and provide direction to the Company's financial matters, and such other business matters as may be assigned by the Company, to assist the Company, its subsidiaries and affiliates to build a strong and profitable publicly traded company in the thermal management and related areas, with the flexibility to expand into emerging markets.

     Accordingly, the Company and Executive wish to set forth the terms of their agreement as follows.

     1. EMPLOYMENT. The Company offers and the Executive accepts full time employment as CFO of the Company. The Executive shall report to the Chief Executive Officer ("CEO") of the Company and the Board of Directors of the Company, and shall have all powers and duties as would normally be associated with the position of CFO of a publicly traded company, with the purpose of carrying out the mission of the Company as set forth in the Background paragraph above. The Executive shall also perform such other duties as may reasonably be requested from time to time by the CEO and Board of Directors of the Company. The Executive shall work at the Company's headquarters in Concord New Hampshire, or within reasonable commuting distance of Concord, New Hampshire.

     2. TERM. The initial term of employment under the Agreement shall begin on or about September 1, 1997, and shall continue until midnight on September 1, 1998 (the "Term"), subject to prior termination in accordance with the terms hereof. Thereafter, the Agreement shall automatically renew for successive one year terms unless the Company shall give 6 months prior written notice of its intent not to renew for any additional renewal. The Executive shall be entitled to terminate his employment at any time by giving ninety (90) days notice to the Company.

     3. COMPENSATION.

          3.1 BASE SALARY. During the term hereof, the Executive will receive a base salary of $ 165,000.00 per year, payable in accordance with the Company's payroll procedures for its executives.

          3.2 ANNUAL INCENTIVE. The Executive shall have the opportunity to earn an individual annual incentive bonus with a target of $35,000 as set forth in Exhibit A.

          3.4 BENEFITS. The Executive shall receive medical and other benefits as provided to other executives from time to time. The Executive shall be entitled to four weeks of vacation per year.


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          3.5  EXPENSES AND FACILITIES. The Company shall reimburse the
Executive for reasonable out-of-pocket expenses incurred in fulfilling his duties. The Company shall provide the Executive with suitable office facilities, equipment, supplies and staff.

          3.6. OUTSIDE DIRECTORSHIPS. The Company shall provide Executive with sufficient time to serve as a director of other companies for profit and not for profit, so long as such directorships do not unreasonably interfere with Executive's duties with the Company.

     4. STOCK OPTIONS. Upon commencement of employment, the Company shall grant to Executive incentive stock options for 65,000 shares of Aavid Thermal Technologies, Inc. ("Aavid") common stock, $.01 par value, at an exercise price of $16.50 per share, with annual vesting over three years, with 25% exercisable upon grant, and 25% vesting annually thereafter on each of the following anniversary dates of the grant. The grant of the option shall be governed by a separate Stock Option Agreement between Aavid and Executive.

     5.   TERMINATION.

          5.1 FOR CAUSE. The Company may terminate the Executive's employment at any time "for cause" with immediate effect upon delivering written notice to the Executive. For purposes of this agreement, "for cause" shall include: (a) embezzlement, fraud, or other acts of dishonesty; (b) material breach by Executive of any of his obligations under this Agreement; (c) conviction or entrance of a plea of guilty or nolo contendre to a felony or other crime involving moral turpitude, fraud or misrepresentation; or (d) conduct involving moral turpitude. Upon termination for cause, the Company's sole and exclusive obligation will be to pay the Executive his compensation earned through the date of termination, and the Executive shall not be entitled to any compensation after the date of termination, other than payments for non-competition as set forth in subparagraph 6.1.3 herein.

          5.2 UPON DEATH OR DISABILITY. In the event of the Executive's death or total disability during the term of this Agreement, the Company's sole and exclusive obligation will be to pay to the Executive, if disabled, or to his estate, if deceased, the Executive's compensation and bonus earned through the date of death or disability. The Executive shall be deemed to be totally disabled if he is unable to perform his duties under this Agreement by reason of mental or physical illness or accident for a period of three consecutive months.

          5.3 WITHOUT CAUSE. Other than as set forth in Sections 5.2 and 5.4 herein, in the event Executive is terminated without cause prior to the expiration of the Term, he shall be entitled to continued payment of his base salary for the longer of the remainder of the Term or (i) during the initial term, nine (9) months, and (ii) for any renewals thereafter, six (6) months.; and his stock options as set forth in Paragraph 4 shall continue to vest until fully vested.

          5.4 MATERIAL CHANGE. In the event there is a material change in the makeup of the Board of Directors as a result of merger, acquisition or financing, and such change is not consented to by Executive, and Executive's employment is terminated as a result of such material change, or Executive elects to voluntarily terminate his employment as a result of such material change, then he shall be entitled to continued payment of his base salary for the longer of the remainder of the Term or nine (9) months. If Executive elects to voluntarily terminate, he must elect to do so within ninety days of the material change or such right to elect shall be waived.



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     6.   COVENANT NOT TO COMPETE.

          6.1 COVENANT. While the Executive continues to be employed by the Company, and for a one (1) year period after termination of employment, for any reason, the Executive will not directly or indirectly:

               6.1.1. Enter into or attempt the "Restricted Business" as defined in Exhibit B attached hereto.

               6.1.2. Induce or attempt to persuade any former, current or future employee or other participant in the Company's business to terminate such employment or other relationship in order to enter into any relationship with the Executive, any business organization in which the Executive is a participant in, or any other business organization in competition with the Company's business.

     7. CONFIDENTIALITY AND INVENTIONS. The Executive acknowledges that he will develop and be exposed to information that is or will be confidential and proprietary to the Company. The information includes, but is not limited to, financial information, customer lists, marketing plans, price data, product plans, software, trade secrets, and other intangible information. Such information shall be deemed confidential to the extent not disclosed to the public, or not generally known within the trade. The Executive agrees, during the term of the Agreement and thereafter, to make use of such information only in the performance of his duties under this Agreement, to maintain such information in confidence and to disclose the information only to persons with a need to know as determined by the Company.

     Executive agrees that any inventions, suggestions, ideas, innovations, or reports made by him as a result of the services performed hereunder shall be promptly disclosed to Company and shall be the sole property of Company. Executive will cooperate with Company in obtaining patents on any such inventions and shall execute any documents tendered by Company to convey or perfect ownership in such inventions. Executive will assist Company at Company's expense, in any manner which Company deems necessary to obtain, maintain, or sustain such patents. Should any such inventions, suggestions, ideas, or reports be the result of combined efforts with, or inventions of, any person or persons other than Executive, Executive will so inform Company at the time of submission thereof. Executive's obligations hereunder shall survive termination of the Agreement.

     8. OTHER AGREEMENTS. Executive represents and warrants to Company that he is not bound by agreements with other entities, including non-competition and non-disclosure agreements.

     9. SEVERABILITY. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any separate covenants deemed included in this Agreement, or shall find that the term or geographic scope of one or more of the separate covenants is unreasonably broad, then the court shall modify the provision to the minimum extent necessary to permit enforcement, and the remainder of this Agreement shall not be affected thereby.

     10. REMEDIES. The Executive acknowledges that monetary damages would be inadequate to compensate the Company for any breach by the Executive of the covenants set forth in Sections 6 and 7 above. The Executive agrees that, in addition to other remedies which may be available, the Company shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any breach, or both, without the necessity of proving actual damages.

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     11.  NOTICES. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully prepaid, return receipt requested, to the address set forth in the first paragraph or at any other address as any party may, from time to time, designate by notice given in compliance with this Section.

     12. MISCELLANEOUS. This Agreement shall be governed by and constructed in accordance with the laws of the state of New Hampshire, and contains the entire understanding between the parties, and supersedes any prior understandings and agreements among them. Further, this Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto, and the waiver by the Company of any breach of this Agreement by Executive shall not act as a waiver of any subsequent breach by the Executive.

     13. SEPARATE COUNSEL. The parties acknowledge that the Company has been represented in this transaction by its General Counsel, that the Executive has not been represented in this trans-action by the Company's attorneys, and the Executive has been advised that it is important for him to seek separate legal advice and representation in this matter.





Date:

AAVID THERMAL TECHNOLOGIES, INC.
a Delaware Corporation


By:   Ronald F. Borelli                    s/s  Stephen Eldred
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                                           Stephen Eldred
Its:  Chief Executive Officer
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